UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)

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                                    EGL, Inc.
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                (Name of Registrant as Specified In Its Charter)


                                 James R. Crane
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BUSINESS: LOREN STEFFY
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MARCH 30, 2007, 1:13AM
The EGL debacle all comes down to Jim Crane


By LOREN STEFFY
Copyright 2007 Houston Chronicle



The deal is all about Jim Crane.

Crane bristles at the notion, but there's no denying it. He founded the freight-forwarding company EGL in 1984. He built it into a worldwide operation -- 400 locations in 100 countries -- with annual revenue of $3.2 billion and more than 11,000 employees.

In January, Crane began efforts to take the company private in what's now a $1.7 billion buyout bid, catching a wave of cheap money that has washed across corporate America.

Now, Crane finds himself at the center of a nasty spat between EGL and another suitor, New York-based Apollo Management. On Tuesday the private equity firm filed suit, claiming Crane used his influence as EGL's chief executive to sandbag Apollo's offer.

The battle started to unfold last week, when a letter from Apollo surfaced showing it was willing to bid $40 a share for EGL. It has since said it would consider offering $41.

Apollo's intentions emerged after EGL's board accepted a lower one -- $38 a hare -- from Crane's group.

"Apollo has not made a fully committed offer at any price," Crane told me in his first interview since the battle began.

Apollo, in its lawsuit, said that's because Crane hasn't let it see the company's books. Crane said Apollo had ample opportunity and canceled several meetings. An Apollo spokesman deferred to the lawsuit.

Crane told me Apollo first contacted him on Feb. 14 about buying EGL, but the firm balked at Crane's stipulation that the current management retain a 51 percent stake in the private company.

However, in its lawsuit, Apollo said it continued to negotiate with a special committee of the board, which doesn't include Crane, and was told the deadline for submitting bids was Monday, a week after the board accepted Crane's offer.

"The picture that they've painted that we're unresponsive is just inaccurate," Crane said, calling Apollo's claims "pretty bogus."


TAKING SIDES

Not surprisingly, some shareholders seem to be siding with Apollo. A representative of one investor, who didn't want to be named, said he's concerned about how EGL has conducted the bidding process. The company, he said, seems to have favored Crane's group from the beginning.

Crane is EGL's biggest shareholder, controlling about 7 million shares, or 17 percent. The rest of his management group, which backs the deal, holds another 1 percent.

All of their stock would be rolled into a private EGL. In addition, Crane has pledged $51 million in cash, raised with the help of an EGL director, according to filings with the Securities and Exchange Commission. Two private equity firms will contribute another $307 million. The rest would be financed with debt.

Crane argues that the cash and stock he's contributing give him more leverage n negotiating the terms of the deal.

"It gives us long-term control," he said, which will enable EGL to preserve obs and keep its headquarters here.

In other words, Crane hopes to tap the private equity markets while avoiding the pitfalls that too often come with such deals: buyout firms that demand huge upfront fees, suck money out of the company, then sell off what's left in a few years.

Of course, maintaining that control also gives Crane an incentive to accept a lower bid. Crane dismisses such notions, saying he could simply take Apollo's price and walk away wealthy. A change-of-control provision in his contract entitles him to two times his annual salary and bonus, which was about $800,000 in 2005.

"If you do the math, I don't lose either way," he said.


NOT A LOT OF CHOICE

The shareholder representative I spoke with pointed out that Crane may not have a lot of choice. Several large investors are unhappy with his deal. The latest is the Federated Kaufmann Small Cap Fund, which holds 900,000 EGL shares and filed suit this week.

The fund claims Crane's bid is inadequate, that bidding was cut off prematurely to favor his deal, and that a provision requiring EGL to pay $45 million in fees to Crane's group for accepting another bid was inappropriate.

Crane said the termination fees would have been the same for any bid the board ccepted.

No matter how the dispute plays out, Crane will probably have to raise his offer. EGL's stock has been trading above his $38 bid since news of Apollo's interest first broke last week.

The EGL buyout is messier than most, but it underscores a persistent problem with management-led deals. Too often, it leaves shareholders questioning management's loyalty.

Crane insists he's committed to getting the best deal for shareholders.

"It's not about me," he told me several times.

It shouldn't be, but it is.

Loren Steffy is the Chronicle's business columnist. His commentary appears Sundays, Wednesdays and Fridays. Contact him at loren.steffy@chron.com. His blog is at http://blogs.chron.com/lorensteffy/.

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Additional Information About the Merger and Where to Find It

         In connection with the proposed merger, the company will file a proxy statement with the Securities and Exchange Commission (SEC). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The definitive proxy statement will be mailed to the company's stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC's Web site www.sec.gov or from EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032.

Participants in the Solicitation
James R. Crane may be deemed to be a participant in the solicitation of proxies from the stockholders of the company in favor of the proposed merger. Information about James R. Crane is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the company, which was filed with the SEC on April 14, 2006. Additional information regarding the interests of Mr. Crane may be obtained by reading the proxy statement related to the exchange transactions when it becomes available.